Exhibit 99.1
TRUE RELIGION APPAREL INC.

For:	True Religion Apparel Inc.

Contact: Investor Relations
Bill Zima
(203) 682-8200

True Religion Apparel Inc.
Charles Lesser, Chief Financial Officer
(323) 266-3072
TRUE RELIGION APPAREL INC. REPORTS FISCAL SECOND
QUARTER FINANCIAL RESULTS
— Reports 2Q05 Sales of $22.0 Million —
— Reports 2Q05 Diluted EPS of $0.18 —
— Raises Sales and Earnings Guidance for Fiscal 2005 —
— Issues Preliminary Guidance for Fiscal 2006 —
Los Angeles, California – July 28, 2005 – True Religion Apparel Inc. (OTCBB: TRLG) today announced results for the second quarter of fiscal 2005.
For the three month period ended June 30, 2005, net sales increased to $22.0 million compared to $20.1 million in the fiscal first quarter and $4.1 million in the second quarter of the prior year. Net income increased to $4.2 million, or $0.18 per diluted share compared to the year-ago level of $470,000, or $0.02 per diluted share. The Company’s results compare favorably to its original second quarter guidance of $0.16 to $0.17 per share on $20 to $22 million of revenue.
Gross profit in the second quarter increased to $10.9 million compared to $1.9 million in the second quarter last year. Second quarter gross margins were 49.7% compared to the year ago second quarter level of 46.3%. Operating income increased to $6.7 million, or 30.3% of sales, compared to $800,000, or 19.7% of sales for the same period last year.
“We continued to make excellent progress in the second quarter,” commented Jeff Lubell, President and CEO. “Our increased sales results were a result of strong sell-throughs of both denim and non-denim products among U.S.-based department store and specialty store customers. Our customers continued to be drawn to the high end of our product offering which carry higher average selling prices. As demand for our brand continues to build among our U.S. customer store base, we expect to increase our product penetration in these store locations.”
Mr. Lubell continued, “We are encouraged by the growing awareness and appeal of our brand in many of our international markets. We are working diligently to become a leading denim brand in Europe and are seeing good growth in many of these markets. In Asia, we continue to see demand for our product in Japan and hope to further develop our brand in key markets such as China and Korea that have a strong affinity for upscale U.S. fashion brands. We expect the results in our international business to accelerate in the second half of the year.”
As of the end of the fiscal 2005 second quarter, the Company reported a backlog of $40.0 million, its highest backlog to date.
Fiscal 2005 Operating Forecast
For the 2005 fiscal year, the Company anticipates total sales of $92 to $95 million and diluted earnings per share of $0.74 to $0.77. This compares to prior guidance of revenues between $84 to $88 million and diluted earnings per share of $0.66 to $0.70. For the 2005 fiscal third quarter, the Company currently anticipates sales of $29 to $30 million and diluted earnings per share of $0.22 to 0.24. The Company’s weighted average shares outstanding at the end of the second quarter was 23,062,500 shares.
Fiscal 2006 Operating Forecast
For the first time, the Company is issuing preliminary projected guidance for the 2006 fiscal year. Based on current product demand, the Company anticipates total sales of $128 to $138 million and diluted earnings per share of $1.10 to $1.15.
Mr. Lubell concluded, “We see exciting growth opportunities in all aspects of our business. Our bookings once again remain at an all time high, our balance sheet continues to improve and our inventories are growing responsibly in anticipation of strong product demand ahead. Our current guidance for the second half of fiscal 2005 as well as our preliminary guidance for 2006 indicate that the overall business opportunity for True Religion products, both in the U.S. and abroad, is stronger than ever. We remain incredibly excited about the direction of our business and remain focused on increasing our profitability in all channels of distribution. We look forward to continued success for the second half of the fiscal year.”

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available at www.truereligionbrandjeans.com. Please visit the Web site at least 15 minutes early to register for the teleconference webcast and download any necessary software.
About True Religion Apparel Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Japan, Canada, Mexico, the United Kingdom, Europe, South Africa and Australia. True Religion Brand Jeans can be found at Nordstrom, Neiman Marcus, Saks Fifth Avenue, Bloomingdales, Barney’s, Urban Outfitters, Ron Herman, Henri Bendel, and approximately 600 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barneys Japan and Isetan; in England, including Selfridges, Harrod’s and Harvey Nichols and in France including Galleries Lafayette.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
(Financial table below)

	QUARTER ENDED		SIX MONTHS ENDED
	06/30/05	06/30/04	06/30/05	06/30/04
Net Sales	$22,003,368	$4,061,906	$42,111,320	$6,756,715
Gross Profit	10,932,389	1,878,925	21,156,047	3,176,430
Selling, G & A	4,276,532	1,079,319	7,996,370	1,972,336
Operating Income	6,665,857	799,606	13,159,677	1,204,094
Income before Tax	6,670,313	799,606	13,164,133	1,204,094
Income tax expense	2,397,098	329,700	5,069,165	478,600
Net Income	4,263,215	469,906	8,094,968	725,494
Net Income per share: diluted	$0.18	$0.02	$0.35	$0.04
Average shares outstanding	23,062,500	19,280,133

Balance sheet

Cash	$5,780,360	$507,110
Inventory	8,033,631	1,459,049
Total Assets	$26,347,459	$4,053,691
Total Shareholders’ Equity	$21,224,544	$2,637,775